EXHIBIT 11
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                        CALCULATION OF EARNINGS PER SHARE


                                                                   Year ended December 31,
                                                       ------------------------------------------------
                                                          1999               1998               1997
                                                       ----------         ----------         ----------

CANADIAN GAAP
-------------
Net loss for the year                                 $ 9,669,951        $(8,673,172)       $(2,995,559)
Weighted average number of common shares o/s
  for the year                                          9,564,501         22,952,233         17,979,443
Loss per share is net loss divided by
  weighted average # o/s                              $     (0.36)       $     (0.38)       $     (0.17)


US GAAP
-------
Net loss for the year                                 $ 9,669,951        $(8,756,755)       $(2,996,976)
Weighted average number of common shares o/s
  during the year                                      27,093,742         22,952,233         17,979,443
Loss per share is net loss divided by
  weighted average # o/s                              $     (0.36)       $     (0.38)       $     (0.17)
Pro-forma loss for the year                          $(10,524,171)       $(8,965,696)       $(5,745,103)
Pro-forma loss per share is pro-forma loss
  divided by weighted average # o/s                   $     (0.39)       $     (0.39)       $     (.032)
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